Exhibit 99.1

ACHILLION ENTERS INTO WORLDWIDE COLLABORATION FOR HEPATITIS C WITH JANSSEN

- Transactions include up to $1.1 billion in potential development, regulatory and sales milestone payments and a separate equity investment -

- Achillion eligible for tiered royalties between mid-teens and low-twenties on future worldwide sales -

- Janssen responsible for all development costs within the collaboration and all subsequent costs related to commercialization of the assets -

- Conference call scheduled for today at 5:00 p.m. ET -

NEW HAVEN, Conn. (May 19, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) announced today that it has entered into a worldwide license and collaboration arrangement with Janssen Pharmaceuticals, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize one or more of Achillion’s lead hepatitis C virus (HCV) assets which include ACH-3102, ACH-3422, and sovaprevir.

“We are excited to collaborate with Janssen for the worldwide development of our HCV assets in combination with their HCV portfolio. We believe that Janssen’s renowned expertise in HCV development and commercialization enables a synergistic opportunity to rapidly advance our combined HCV assets toward the market while simultaneously achieving an optimized treatment regimen for all HCV patients,” said Milind Deshpande, Ph.D., President and Chief Executive Officer of Achillion. “Furthermore, we believe that their investment in Achillion through Johnson & Johnson Innovation - JJDC allows us to maximize the value from our HCV portfolio and also positions us to become a leader in complement factor D inhibition, applying our broad platform to a wide number of complement-related diseases. We believe this strategy provides an ideal scenario to create further value for our shareholders.”

Under the terms of the agreement, Achillion will grant Janssen an exclusive, worldwide license to develop and, upon regulatory approval, commercialize HCV products and regimens containing one or more of Achillion’s HCV assets. Achillion is eligible to receive a number of payments based upon achievement of specified development, regulatory and sales milestones. Achillion is also eligible to receive tiered royalty percentages between mid-teens and low-twenties based upon future worldwide sales. Janssen will be responsible for all of the development costs within the collaboration and all subsequent costs related to commercialization of the HCV assets.

A key objective of the collaboration will be to develop a short-duration, highly effective, pan-genotypic, oral regimen for the treatment of HCV. An initial regimen that will be explored will feature Achillion’s ACH-3102, a second-generation NS5A inhibitor currently in Phase 2 clinical studies that has been granted Fast Track designation by the U.S. Food and Drug Administration, in combination with an NS3/4A HCV protease inhibitor plus an NS5B HCV polymerase inhibitor from the collaboration.

Additionally, in an equity transaction separate to the exclusive license and collaboration arrangement, Johnson & Johnson Innovation – JJDC, Inc. will invest $225 million in Achillion and, in return, receive approximately 18.4 million newly issued, unregistered shares of Achillion at a price of $12.25 per share.

The transactions, including the equity sale, are subject to customary closing conditions, including termination or expiration of any applicable waiting periods under the Hart-Scott-Rodino Act. Transitional clinical development and technology transfer activities under the collaboration are expected to take place over the next several months.

Centerview Partners acted as exclusive financial advisor to Achillion. Leerink Partners also advised the Company. WilmerHale acted as legal counsel for Achillion in connection with the transactions.

Conference Call

Achillion will host a conference call and simultaneous webcast on Tuesday, May 19, 2015 at 5:00 p.m. Eastern time. To participate in the conference call, please dial (866) 205-4820 in the U.S. or (419) 386-0004 for international callers. A live audio webcast of the call will be accessible at http://www.achillion.com or http://ir.achillion.com. Please connect to Achillion’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

A replay of the webcast will be available for 30 days on www.achillion.com. Alternatively, a replay of the conference call will be available starting at 8:00 p.m. Eastern time on May 19, 2015, through 11:59 p.m. Eastern time on May 25, 2015 by dialing (855) 859-2056 or (404) 537-3406. The replay passcode is 51773113.

About HCV

The hepatitis C virus (HCV) is one of the most common causes of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-quarters of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death. Few therapeutic options currently exist for the treatment of HCV infection.

About Achillion Pharmaceuticals

Achillion is seeking to apply its expertise in biology and structure-guided design and a deep understanding of patient and clinician needs to develop innovative treatment solutions aimed at improving patients’ lives. The Company believes that its scientific excellence, integrated capabilities and experienced team position it to successfully achieve its goal of advancing new products along the entire continuum from the bench to the patient. Achillion’s pipeline is currently focused on small molecule therapeutics for infectious disease and complement-related diseases. www.achillion.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including statements relating to the expected benefits of the Company’s collaboration with Janssen, as well as the expected benefits of the working capital received through the equity investment by JJDC; the expected benefits of the Company’s strategic plans; the Company’s expectations regarding future potential milestone and royalty payments under the collaboration; and the objectives, plans and goals of the collaboration. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: comply with its obligations under and otherwise maintain its collaboration agreement with Janssen on the agreed upon terms; demonstrate, either alone or through its collaborators, the requisite safety, efficacy and combinability of its drug candidates, and advance the preclinical and clinical development of its drug candidates under the timelines it projects in current and future clinical trials; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete effectively and successfully ; manage expenses; manage litigation; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014, its quarterly report on Form 10-Q for the quarter ended March 31, 2015, and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Investors: Clayton Robertson The Trout Group, LLC Tel. (646) 378-2964 crobertson@troutgroup.com

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